UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 21, 2008
Asset Acceptance Capital Corp.
(Exact name of Registrant as specified in its charter)

Delaware	000-50552	80-0076779
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
28405 Van Dyke Avenue
Warren, MI 48093
(Address of principal executive offices)
Registrant’s telephone number, including area code: (586) 939-9600
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 140.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.
On February 22, 2008, the Company announced its preliminary results of operations for its fourth quarter and year ended December 31, 2007.
Item 8.01. Other Events.
Asset Acceptance Capital Corp. (the “Company”) recently determined that the Company was in violation of the financial covenant under its Credit Agreement (the “Credit Agreement”), dated as of June 5, 2007, with JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”), and a syndication of lenders (the “Lenders”), related to the ratio of consolidated total liabilities to consolidated tangible net worth.
This consolidated total liabilities to consolidated tangible net worth covenant requires a ratio of consolidated total liabilities to consolidated tangible net worth not greater than (a) 3.0:1.0 through December 30, 2007; (b) 2.5:1.0 on or after December 31, 2007 through December 30, 2008, (c) 2.0:1.0 on or after December 31, 2008 through December 30, 2009, (d) 1.75:1.0 on or after December 31, 2009 through December 30, 2010, and (e) 1.5:1.0 thereafter. At December 31, 2007, the ratio was 2.65, slightly higher than the permitted 2.5.
On February 21, 2008, the Company obtained a temporary waiver from the Lenders under the Credit Agreement with respect to the noncompliance through March 17, 2008, provided that the ratio of consolidated total liabilities to tangible net worth does not exceed 3.0 to 1.0 during this period. The Company anticipates obtaining an amendment to the Credit Agreement, prior to the expiration of the temporary waiver, such that the consolidated total liabilities to consolidated net worth covenant will be reset to require a ratio not greater than (a) 3.0:1.0 through December 30, 2008; (b) 2.5:1.0 on or after December 31, 2008 through December 30, 2009, (c) 2.0:1.0 on or after December 31, 2009 through December 30, 2010, (d) 1.75:1.0 on or after December 31, 2010 through December 30, 2011, and (e) 1.5:1.0 thereafter.
Item 9.01. Financial Statements and Exhibits.
The following exhibits are furnished herewith:

Exhibit Number	Exhibit Description

99.1
Press Release dated February 22, 2008, announcing the Company’s preliminary financial results for the fourth quarter and year ended December 31, 2007, the waiver of noncompliance with the loan covenant and the final earnings release date.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 22, 2008	Asset Acceptance Capital Corp.
	By:	/s/ Nathaniel F. Bradley IV
		Name:	Nathaniel F. Bradley IV
		Title:	Chairman of the Board, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated February 22, 2008